September 28, 2001

CONTACT: R. Stan Puckett, President                        FOR IMMEDIATE RELEASE
(423) 787-1227

GREENE COUNTY BANK ENTERS INTO AGREEMENT TO PURCHASE THREE SUNTRUST BRANCHES IN HAWKINS COUNTY, TENNESSEE

(Greeneville, Tennessee) -- Greene County Bank, Greeneville, Tennessee, entered into a definitive agreement with SunTrust Bank on September 26, 2001 to purchase three SunTrust Bank branches located in Hawkins County, Tennessee. Greene County Bank is purchasing SunTrust's Main Street and Park View branches in Rogersville and its Surgoinsville branch in Surgoinsville. The acquired branches will be operated by Greene County Bank as part of the current name "Hawkins County Bank, a Greene County Bank office." The acquisitions are subject to the approval of banking regulators.

"This purchase affirms our commitment to the people of Hawkins County," Greene County Bank President Stan Puckett said. "Not only will this allow us to expand our financial services and products, we hope our new and existing customers will find banking with us to be easier and more convenient."

Greene County Bank is a wholly owned subsidiary of Greene County Bancshares, Inc., which is headquartered in Greeneville, Tennessee. As of June 30, 2001, Greene County Bancshares, Inc. had total assets of approximately $765 million. Greene County Bank is the largest community bank in East Tennessee and currently has 28 branches throughout East Tennessee, including its branches in Hawkins County.

This news release contains forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Greene County Bancshares' filings with the Securities and Exchange Commission.